Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
Between
THOMAS WEISEL PARTNERS GROUP, INC.
and
THOMAS WEISEL PARTNERS GROUP LLC
Dated as of _________, 200_

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of             , 200_, between Thomas Weisel Partners Group, Inc., a Delaware corporation (“TWPG Inc.”) and Thomas Weisel Partners Group LLC, a Delaware limited liability company (“TWPG LLC”).
RECITALS
     WHEREAS, immediately upon the consummation of the merger (the “Initial Merger”) between TWPG Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and TWPG LLC, pursuant to the Plan of Reorganization and Merger Agreement (the “Initial Merger Agreement”), dated as of October 14, 2005, by and among TWPG LLC, Merger Sub and TWPG Inc., TWPG LLC shall be a wholly owned subsidiary of TWPG Inc.;
     WHEREAS, the Board of Directors of TWPG Inc. and the Executive Committee of TWPG LLC have each approved the merger of TWPG LLC with and into TWPG Inc. (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, TWPG Inc., in its capacity as the sole member of TWPG LLC, has adopted this Agreement and authorized and approved the Merger and the other transactions contemplated by this Agreement.
     NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
The Merger; Effective Time
     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), TWPG LLC shall be merged with and into TWPG Inc. and the separate existence of TWPG LLC shall thereupon cease. TWPG Inc. shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the separate existence of TWPG Inc. with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”).

     1.2. Effective Time. On the date of the closing of the Merger, TWPG Inc. and TWPG LLC shall cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the LLC Act. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, unless such Certificate of Merger specifies a different effective time in which event the Merger shall become effective at such other specified time (the “Effective Time”).
ARTICLE II
Certificate of Incorporation and By-Laws of the Surviving Entity
     2.1. Certificate of Incorporation. The Certificate of Incorporation of TWPG Inc. as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation (the “Charter”) of the Surviving Entity, until thereafter duly amended in accordance with the provisions therein or by applicable law.
     2.2. By-Laws. The By-Laws of TWPG Inc. as in effect immediately prior to the Effective Time shall be the By-Laws (the “By-Laws”) of the Surviving Entity, until thereafter duly amended in accordance with the provisions therein or by applicable law.
ARTICLE III
Directors and Officers of the Surviving Entity
     3.1. Directors. The directors of TWPG Inc. at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.
     3.2. Officers. The officers of TWPG Inc. at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV
Effect of Merger on Membership Interests in TWPG LLC
     As a result of the Merger and without any action on the part of either TWPG LLC or TWPG Inc., each membership interest in TWPG LLC outstanding immediately prior to the Effective Time shall be cancelled and cease to exist as of the Effective Time.
ARTICLE V
Condition to Each Party’s Obligation to Effect the Merger
     The respective obligation of each party to effect the Merger is subject to the condition that the Initial Merger has been consummated pursuant to the Initial Merger Agreement.
ARTICLE VI
Miscellaneous and General
     6.1. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement.
     6.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     6.3. GOVERNING LAW AND VENUE. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
     6.4. Entire Agreement. This Agreement constitutes the entire agreement and supercede all other prior agreements, understandings, representations and warranties both written and oral, between the parties, with respect to the subject matter hereof.
     6.5. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     6.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     6.7. Interpretation. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date and year first written above.

THOMAS WEISEL PARTNERS GROUP, INC.
By:
Name:
Title:

THOMAS WEISEL PARTNERS GROUP LLC
By: Thomas Weisel Partners Group, Inc., as Sole Member

By:
Name:
Title:

     By his signature below, the undersigned certifies that this Agreement and Plan of Merger was duly authorized, approved and adopted by the Board of Directors of Thomas Weisel Partners Group, Inc. pursuant to Section 251(f) of the Delaware General Corporation Law and that the conditions specified in the first sentence of Section 251(f) of the Delaware General Corporation Law have been satisfied.

Date: , 200_
Name:
Title: